Exhibit 5.0

February 1, 2007

Ceragenix Pharmaceuticals, Inc.
1444 Wazee Street, Suite 210
Denver, Colorado  80202

        Re:    Ceragenix Pharmaceuticals, Inc. — Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to Ceragenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form SB-2 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission and is being furnished to Osmotics Corporation (“Osmotics”) for use in connection with an exchange offer by Osmotics with its shareholders (the “Osmotics Exchange Offer”).  Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, an aggregate of 11,700,000 shares of common stock, $0.0001 par value per share of the Company (the “Common Stock”), comprised of 10,700,000 shares of Common Stock (the “Shares”), and 1,000,000 shares of Common Stock issuable upon the conversion of the Company’s Series A Preferred Stock (the “Underlying Shares”).  The Shares and Underlying Shares were issued to Osmotics in connection with the May 2005 merger of Ceragenix Corporation.

The opinion hereinafter set forth is given at the request of the Company pursuant to Item 27 of Form SB-2 and Item 601(b)(5) of Regulation S-B.  The only opinion rendered consists of the matters set forth in numbered paragraphs (1) and (2) below (our “Opinion”), and no other opinion is implied or to be inferred beyond the matters expressly stated.  Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Certificate of Incorporation, as amended, and Bylaws of the Company, the record of corporate proceedings, the Registration Rights Agreement, by and between the Company and Osmotics, dated August 15, 2006 (the “Registration Agreement”), and the Limited Standstill Agreement by and between the Company and Osmotics (the “Limited Standstill Agreement”).  In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

As to various factual matters that are material to our Opinion, we have relied upon: (i) the factual statements set forth in the Registration Agreement and the Limited Standstill Agreement; (ii) applicable resolutions of the Company’s Board of Directors; and (iii) originals or copies of certificates of various public officials.  We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

We do not herein express any opinion concerning any matter respecting or affected by any laws other than the Delaware General Corporation Law that is now in effect.  The Opinion hereinafter set forth is based upon the Delaware General Corporation Law and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such law or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion:

(1)                                  the Shares, when registered pursuant to the terms of the Registration Agreement, will be validly issued, fully paid and nonassessable; and

(2)                                  the Underlying Shares when registered pursuant to the terms of the Registration Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” set forth in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ McKenna Long & Aldridge LLP
McKENNA LONG & ALDRIDGE LLP